EXHIBIT 99

                        Exhibit 99 - Financial Statements

                                    I N D E X

                                                                       Page
                                                                       ----
REPORT OF CERTIFIED PUBLIC ACCOUNTANTS                                  32

CONSOLIDATED BALANCE SHEETS                                             33

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)              34-37

CONSOLIDATED STATEMENTS OF OPERATIONS                                   38

CONSOLIDATED STATEMENTS OF CASH FLOWS                                  39-40

NOTES TO THE FINANCIAL STATEMENTS                                      41-50

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors
OMNICOMM SYSTEMS, INC.
Miami, Florida

We have audited the accompanying consolidated balance sheets of OMNICOMM SYSTEMS, INC. as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain resonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements' presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OMNICOMM SYSTEMS, INC. at December 31, 2000 and 1999, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Corporation has incurred losses and negative cash flows from operations in recent years through December 31, 2000 and these conditions are expected to continue through 2001, raising substantial doubt about the Corporation's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 3. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                       GREENBERG & COMPANY LLC

Springfield, New Jersey
February 2, 2001

                             OMNICOMM SYSTEMS, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                                          December 31,
                                                                                      2000            1999
                                                                                   -----------     -----------
                                     ASSETS
CURRENT ASSETS
             Cash                                                                  $    90,958     $ 1,127,263
             Accounts receivable                                                         9,927           8,458
             Inventory                                                                     -0-          10,166
                                                                                   -----------     -----------
             Total current assets                                                      100,885       1,145,887

PROPERTY AND EQUIPMENT, Net                                                            486,481         353,183

OTHER ASSETS
             Shareholder loans                                                             -0-           3,406
             Intangible assets, net                                                     53,071         169,629
             Goodwill, net                                                              79,277         237,832
             Other assets                                                               25,160          26,960
                                                                                   -----------     -----------
TOTAL ASSETS                                                                       $   744,874     $ 1,936,897
                                                                                   ===========     ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
             Accounts payable and accrued expenses                                   1,079,506     $   284,481
             Notes payable - current                                                   612,500         177,500
             Notes payable related parties - current                                   660,000             -0-
             Sales tax payable                                                             -0-           1,818
             Deferred revenue                                                           26,861             -0-
                                                                                   -----------     -----------
             Total current liabilities                                               2,378,867         463,799

CONVERTIBLE DEBT                                                                       462,500         862,500
                                                                                   -----------     -----------
TOTAL LIABILITIES                                                                    2,841,367       1,326,299
                                                                                   -----------     -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
             5% Series A convertible preferred stock, 5,000,000 shares
               authorized, 4,260,224 and 4,117,500 issued and outstanding,
               respectively, at par                                                  3,857,179       3,872,843
              Common stock - 20,000,000 shares authorized, 7,953,627 and
               3,344,066 issued and outstanding, respectively, at $.001 par value        7,975           3,344
             Additional paid in capital                                              3,260,500         238,007
             Treasury Stock, cost method, 20,951 shares                               (293,312)            -0-
             Retained deficit                                                       (8,927,695)     (2,652,644)
             Subscriptions receivable                                                    1,140        (850,952)
                                                                                   -----------     -----------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                                (2,096,493)        610,598
                                                                                   -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                               $   744,874     $ 1,936,897
                                                                                   ===========     ===========

          See accompanying summary of accounting policies and notes to financial statements.

                             OMNICOMM SYSTEMS, INC.
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
               For the Period January 1, 1999 to December 31, 2000

                                                                                    5% Series A Convert
                                          Common Stock             Additional          Preferred Stock
                                   Number of         $.001          Paid in         Number
                                    Shares           Value          Capital       of Shares       $ No Par
                                  -----------     -----------     -----------     -----------    -----------
Balance at January 1, 1999          1,343,000     $     1,343     $   132,213             -0-    $       -0-

Issuance of common stock              250,000             250

Issuance of common stock
for services                           86,400              86          56,059

Issuance of common stock              300,000             300           2,700

Issuance of common stock
for services                           68,000              68          44,132

Issuance of common stock            1,296,666           1,297           2,903

Issuance of preferred stock,
net of $134,590 issuance costs                                                      4,117,500      3,872,843

Net loss for the year ended
December 31, 1999

Balance at January 1, 2000          3,344,066           3,344         238,007       4,117,500      3,872,843

                                                                                     Total
                                   Retained                                      Shareholders'
                                   Earnings       Subscription     Treasury         Equity
                                   (Deficit)       Receivable        Stock         (Deficit)
                                  -----------     ------------    ------------    -----------
Balance at January 1, 1999        $  (311,407)    $      (952)    $       -0-     $  (178,803)

Issuance of common stock                                                                  250

Issuance of common stock
for services                                                                           56,145

Issuance of common stock                                                                3,000

Issuance of common stock
for services                                                                           44,200

Issuance of common stock                                                                4,200

Issuance of preferred stock,
net of $134,590 issuance costs                       (850,000)                      3,022,843

Net loss for the year ended
December 31, 1999                  (2,341,237)                                     (2,341,237)

Balance at January 1, 2000         (2,652,644)       (850,952)            -0-         610,598


                             OMNICOMM SYSTEMS, INC.
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
               For the Period January 1, 1999 to December 31, 2000

                                                                              5% Series A Convert
                                      Common Stock           Additional         Preferred Stock
                                Number of       $.001          Paid in       Number of
                                 Shares         Value          Capital        Shares       $ No Par
                               ----------     ----------     ----------     ----------    ----------
Issuance of common stock
for services                       40,000             40         89,960

Issuance of common stock          284,166            284

Exercise of stock options       1,025,895          1,026        297,024

Purchase of treasury stock
in connection with stock
appreciation rights               (20,951)

Payment on subscription
receivable

Acquisition of WebIPA, Inc.     1,200,000          1,200          3,833

Issuance of preferred stock                                                    146,000       146,000

Issuance costs on preferred
stock                                                                                       (206,750)

                                                                             Total
                               Retained                                   Shareholders'
                               Earnings      Subscription    Treasury        Equity
                               (Deficit)      Receivable       Stock        (Deficit)
                               ----------     ----------     ----------     ----------
Issuance of common stock
for services                                                                    90,000

Issuance of common stock                                                           284

Exercise of stock options                                                      298,050

Purchase of treasury stock
in connection with stock
appreciation rights                                            (293,312)      (293,312)

Payment on subscription
receivable                                       850,000                       850,000

Acquisition of WebIPA, Inc.                                                      5,033

Issuance of preferred stock                                                    146,000

Issuance costs on preferred
stock                                                                         (206,750)

                             OMNICOMM SYSTEMS, INC.
            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
               For the Period January 1, 1999 to December 31, 2000

                                 Common Stock      Additional    Preferred Stock     Retained                          Shareholders'
                               Number of   $.001     Paid in   Number of             Earnings  Subscription  Treasury     Equity
                                Shares     Value     Capital     Shares    $ No Par  (Deficit)   Receivable    Stock     (Deficit)
                               --------  --------   --------    --------   --------   --------    --------    --------    --------
Conversion of conv. notes
payable, net of issuance
costs of $33,287                320,000       320    366,393                                                               366,713

Exercise of stock options        20,000        20     15,980                                                                16,000

Exercise of stock warrants      481,834       482    963,186                                                               963,668

Exercise of stock warrants      187,954       188                                                     (188)                    -0-

Conversion of preferred
stock to common stock            66,667        67     99,933    (100,000)  (100,000)                                           -0-

Conversion of notes payable
to common stock                  91,608        92    206,026                                                               206,118

Issuance of common stock
for services                     70,990        71    188,784                                                               188,855

Issuance of common stock, net
of issuance costs of $66,833    668,334       668    600,833                                                               601,501


                                        Common Stock              Additional         Preferred Stock
                                  Number of         $.001          Paid in       Number of
                                   Shares           Value          Capital        Shares         $ No Par
                                 -----------     -----------     -----------    -----------     -----------
Issuance of preferred stock
for services                                                                        126,781         190,172

Conversion of notes payable
into preferred stock                                                                 66,667         100,000

Conversion of preferred
stock to common stock                 96,724              97         144,989        (96,724)       (145,086)

Issuance of common stock
for services                          76,340              76          45,552

Net (loss) for the year ended
December 31, 2000

Balances at December 31, 2000      7,953,627     $     7,975     $ 3,260,500      4,260,224     $ 3,857,179
                                 ===========     ===========     ===========    ===========     ===========

                                  Retained                                      Shareholders'
                                  Earnings      Subscription      Treasury         Equity
                                  (Deficit)      Receivable         Stock         (Deficit)
                                 -----------     -----------     -----------     -----------
Issuance of preferred stock
for services                                                                         290,172

Conversion of notes payable
into preferred stock                                                                 100,000

Conversion of preferred
stock to common stock                                                                    -0-

Issuance of common stock
for services                                                                          45,628

Net (loss) for the year ended
December 31, 2000                 (6,275,051)                                     (6,275,051)

Balances at December 31, 2000    $(8,927,695)    $    (1,140)    $  (293,312)    $(2,096,493)
                                 ===========     ===========     ===========     ===========

          See accompanying summary of accounting policies and notes to financial statements.

                             OMNICOMM SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        For the years ended
                                                                             December 31,
                                                                        2000            1999
                                                                     -----------     -----------
REVENUES - SALES, Net                                                $    70,976     $ 1,259,214

COST OF SALES                                                             52,492       1,005,338
                                                                     -----------     -----------
GROSS MARGIN                                                              18,484         253,876

OTHER EXPENSES
          Salaries, employee benefits and related expenses             2,895,108         784,635
          Rent                                                           242,471         108,371
          Consulting - marketing and sales                               107,600         237,630
          Consulting - medical advisory                                   93,033         210,503
          Consulting - product development                                69,365         109,618
          Legal and professional fees                                    613,797          98,895
          Travel                                                         374,558         334,753
          Telephone and internet                                         197,858          67,109
          Factoring fees                                                     -0-           4,571
          Selling, general and administrative                            617,006         208,226
          Impairment of equity investment                                335,000             -0-
          Loss on subsidiary bankruptcy                                   78,131             -0-
          Interest expense, net                                           91,193          97,379
          Depreciation and amortization                                  370,278         299,402
                                                                     -----------     -----------
TOTAL OTHER EXPENSE                                                    6,085,398       2,561,092
                                                                     -----------     -----------
INCOME (LOSS) BEFORE TAXES AND PREFERRED DIVIDENDS                    (6,066,914)     (2,307,216)

INCOME TAX EXPENSE (BENEFIT)                                                 -0-             -0-

PREFERRED STOCK DIVIDENDS                                               (208,137)        (34,021)
                                                                     -----------     -----------
NET INCOME (LOSS)                                                     (6,275,051)    $(2,341,237)
                                                                     ===========     ===========
BASIS AND DILUTED NET INCOME (LOSS) PER SHARE                        $      (.98)    $     (1.27)
                                                                     ===========     ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED      6,408,634       1,840,550
                                                                     ===========     ===========

          See accompanying summary of accounting policies and notes to financial statements.

                             OMNICOMM SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  For the years ended
                                                                                       December 31,
                                                                                  2000            1999
                                                                              -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                                        $(6,275,051)    $(2,341,237)
     Adjustment  to reconcile  net income to net cash
       provided by (used in) operating activities:
     Impairment of equity investment                                              335,000             -0-
     Loss subsidiary bankruptcy                                                    78,131             -0-
     Depreciation and amortization                                                370,278         299,402
     Common stock issued for services                                             324,482         104,545
     Preferred stock issued for services                                          190,172             -0-
     Accrued placement agent fee                                                  (66,833)            -0-
     Change in assets and liabilities:
     Accounts receivable                                                           (1,468)         68,730
     Inventory                                                                     10,166          (5,926)
     Shareholder loans                                                              3,406
     Other assets                                                                   1,800         (17,660)
     Accounts payable and accrued expenses                                        795,026          (1,997)
     Sales tax payable                                                             (1,818)        (38,018)
     Due to factoring agent                                                           -0-        (139,012)
     Deferred revenue                                                              26,861             -0-
                                                                              -----------     -----------
Net cash provided by (used in) operating activities                            (4,209,848)     (2,071,173)

CASH FLOWS FROM INVESTING ACTIVITIES
     Equity investment in EMN                                                    (335,000)            -0-
     Purchase of WebIPA                                                             5,033             -0-
     Purchase of property and equipment                                          (333,765)       (347,405)
                                                                              -----------     -----------
  Net cash provided by (used in) operating activities                            (663,732)       (347,405)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from convertible notes, net of issuance costs                            -0-         742,875
Payments on notes payable                                                         (45,000)       (267,500)
Proceeds from notes payable                                                     1,440,000             -0-
Issuance of 5% Series A convertible preferred stock,
  net of issuance costs                                                           789,250       3,022,843
Issuance of common stock                                                          668,618           3,250
Proceeds from stock warrant exercise                                              963,668             -0-
Proceeds from stock option exercise                                                20,739             -0-
                                                                              -----------     -----------
Net cash provided by (used in) financing activities                             3,837,275       3,501,468
                                                                              -----------     -----------

Net increase (decrease) in cash and cash equivalents                           (1,036,305)      1,082,890
Cash and cash equivalents at beginning of period                                1,127,263          44,373
                                                                              -----------     -----------
Cash and cash equivalents at end of period                                    $    90,958     $ 1,127,263
                                                                              ===========     ===========

                             OMNICOMM SYSTEMS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)

                                                                                  For the years ended
                                                                                       December 31,
                                                                                  2000            1999
                                                                              -----------     -----------
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Income tax paid                                                               $       -0-     $       -0-
                                                                              ===========     ===========
Interest paid                                                                 $    65,827     $    67,297
                                                                              ===========     ===========

Non-Cash Investing and Financing Transactions;
         Acquisition of all of the outstanding common stock of WebIPA, Inc. during the quarter ended March 31, 2000.

                  Assets acquired, fair value                 $  5,033
                  Cash acquired                                  5,033
                                                              --------
                  Net cash paid for acquisition               $    -0-
                                                              ========

During the year ended December 31, 2000, $400,000 of convertible notes payable were converted into 320,000 shares of common stock.

During the year ended December 31, 2000, 1,018,604 incentive stock options were exercised utilizing stock appreciation rights. The net proceeds to the company would have been $293,312. The company recorded a treasury stock transaction in the amount of $293,312 to account for the stock appreciation rights.

During the year ended December 31, 2000, a promissory note with a face value of $100,000 was converted into 66,667 shares of the Company's preferred stock at a rate of $1.50 per share.

During the year ended December 31, 2000, promissory notes totaling $206,118 of principal and interest were converted into 91,608 shares of the Company's preferred stock at a rate of $2.25 per share.

During the year ended December 31, 2000, $245,086 of the Company's convertible Series A Preferred Stock totaling 196,724 shares were converted into 163,391 shares of common stock.

          See accompanying summary of accounting policies and notes to financial statements.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

NOTE 1:  ORGANIZATION AND NATURE OF OPERATIONS

         OmniComm Systems, Inc. (the "Company") was originally incorporated in Florida in February 1997. The Company provides Internet based database applications that integrate significant components of the clinical trial process, including the collection, compilation and validation of data over the Internet. The Company's primary products include TrialMaster(TM) and WebIPA(R).

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH AND CASH EQUIVALENTS

         Cash equivalents consist of highly liquid, short-term investments with maturities of 90 days or less. The carrying amount reported in the accompanying balance sheets approximates fair value.

         CONSOLIDATION

         The Company's accounts include those of its two wholly owned subsidiaries, OmniCommerce and OmniTrial B.V. All significant intercompany transactions have been eliminated in consolidation.

         ACCOUNTS RECEIVABLE

         Accounts receivable are judged as to collectibility by management and an allowance for bad debts is established as necessary. As of each balance sheet date, no reserve was considered necessary.

         EARNINGS PER SHARE

         The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. The diluted earnings per share calculation is very similar to the previously fully diluted earnings per share calculation method. SFAS 128 became effective December 31, 1997.

         Basic earnings per share were calculated using the weighted average number of shares outstanding of 6,408,364 and 1,840,550 for the years ended December 31, 2000 and 1999; respectively. There were no differences between basic and diluted earnings per share. Options to purchase 4,301,900 shares of common stock at prices ranging from $.60 to $6.50 per share were outstanding at December 31, 2000, but they were not included in the computation of diluted earnings per share because the options have an anti-dilutive effect. The effect of the convertible debt and convertible preferred stock are anti-dilutive.

         5% SERIES A CONVERTIBLE PREFERRED STOCK

         During the year ended December 31, 1999, the Company designated 5,000,000 shares of its 10,000,000 authorized preferred shares as 5% Series A Convertible Preferred Stock. Each share is convertible into common stock at $1.50 per share. In the event of liquidation, these shareholders will be entitled to receive in preference to the holders of common stock an amount equal to their original purchase price plus all accrued but unpaid dividends. Dividends are payable at the rate of 5% per annum, payable semi-annually.

         ADVERTISING

         Advertising costs are expensed as incurred. Advertising costs were $127,175 and $7,599 for the years ended December 31, 2000 and 1999 respectively.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

         Reclassifications

         Certain items from prior periods within the financial statements have been reclassified to conform to current period classifications.

         INTANGIBLE ASSETS AND GOODWILL

         Included in Intangible Assets are the following assets:

                                                           December 31, 2000
                                                              Accumulated
                                           Cost               Amortization
                                         --------               --------
     Covenant not to compete             $120,000               $120,000
     Software development costs            87,500                 72,917
     Organization costs                       539                    539
     Debt acquisition costs               119,625                 81,137
                                         --------               --------
                                         $327,664               $274,593
                                         ========               ========

                                                           December 31, 1999
                                                              Accumulated
                                           Cost               Amortization
                                         --------               --------
     Covenant not to compete             $120,000               $ 90,000
     Software development costs            87,500                 43,750
     Organization costs                       539                    360
     Debt acquisition costs               119,625                 23,925
                                         --------               --------
                                         $327,664               $158,035
                                         ========               ========

         The covenant not to compete and the software development costs were acquired as a result of the acquisition of Education Navigator, Inc. (EdNav) on June 26, 1998. The covenant is for a two-year period and is being amortized ratably over that time. The software development costs were capitalized and are being amortized ratably over a three-year period, as that is the expected life of the various products. Amortization expense was $30,000 on the covenant not to compete, and $29,167 for software development costs for the year ended December 31, 2000.

         During the first nine months of 1999, the Company issued Convertible Notes totaling $862,500. The fees of $119,625 associated with these notes are being amortized ratably over the term of the notes, which is five years. Amortization expense of the debt acquisition costs totaled $23,925 for the year ended December 31, 2000, and approximately $33,287 of the debt acquisition costs were reclassified as stock issuance costs in connection with the conversion of $400,000 (original cost) worth of the convertible notes into common stock of the Company.

         Included in Goodwill, as a result of the EdNav acquisition at December 31, 2000 and December 31, 1999 is the cost of $475,665 and accumulated amortization of $396,388 and $237,833 respectively. The goodwill is being amortized ratably over a period of three years. Goodwill amortization totaled $158,555 for the year ended December 31, 2000.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

         PROPERTY AND EQUIPMENT, AT COST

         Property and equipment consists of the following:

                                      December 31, 2000       December 31, 1999
                                         Accumulated             Accumulated
                                 Cost    Depreciation    Cost    Depreciation
                               --------    --------    --------    --------
Computer and office equipment  $387,862    $ 88,812    $195,340    $ 30,146

Leasehold improvements            1,699         201           0           0

Computer software               212,412      60,067     167,220       1,034

Office furniture                 42,350       8,762      23,070       1,267
                               --------    --------    --------    --------
                               $644,323    $157,842    $385,630    $ 32,447
                               ========    ========    ========    ========

         Renewals and betterments are capitalized; maintenance and repairs are expensed as incurred.

         Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is 5 years for leasehold improvements, equipment and furniture and 3 years for software.

         Depreciation expense for the years ended December 31, 2000 and 1999 was $128,454 and $20,307 respectively. Included in depreciation expense for 2000 is approximately $3,059 related to assets from the Company's European subsidiary. As described in Note 12 that subsidiary has filed for bankruptcy protection under the laws of the Netherlands and accordingly those assets have been excluded from the Company's balance sheet as of December 31, 2000 since the recoverability of any of those assets is considered unlikely.

         DEFERRED REVENUE

         Deferred revenue represents cash advances received in excess of revenue earned on on-going contracts. Payment terms vary with each contract but may include an initial payment at the time the contract is executed, with future payments dependent upon the completion of certain contract phases or targeted milestones. In the event of contract cancellation, the Company is entitled to payment for all work performed through the point of cancellation. The Company had $26,861 in deferred revenue relating to one contract for services to be performed over the next six months.

         REVENUE RECOGNITION POLICY

         The Company recognizes sales, for both financial statement and tax purposes, when its products are shipped and when services are provided. The Company had $26,861 in deferred revenue relating to one contract for services to be rendered over the next six months.

         ESTIMATES IN FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

         INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

         Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

         STOCK BASED COMPENSATION

         The Company adopted SFAS 123 to account for its stock based compensation plans. SFAS 123 defines the "fair value based method" of accounting for stock based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

         EARNINGS PER SHARE

         Basic earnings per shares ("EPS") is computed by dividing income available to common shareholders (which for the Company equals its net loss) by the weighted average number of common shares outstanding, and dilutive EPS adds the dilutive effect of stock options and other common stock equivalents. Antidilutive shares aggregating 4,658,515 have been omitted from the calculation of dilutive EPS for the fiscal year ended December 31, 2000. A reconciliation between numerators and denominators of the basic and dilutive earnings per shares is as follows:

                            Year Ended December 31, 2000                Year Ended December 31, 1999
                      ----------------------------------------    ----------------------------------------
                       Net Income                                  Net Income
                         (Loss)         Shares      Per-Share        (Loss)          Shares      Per-Share
                       Numerator      Denominator      Amount      Numerator      Denominator      Amount
                      -----------     -----------    ---------    -----------     -----------    ---------
Basic EPS             $(6,275,051)      6,408,634    $   (0.98)   $(2,341,237)      1,840,550    $   (1.27)

Effect of Dilutive
Securities

None                          -0-             -0-          -0-            -0-             -0-          -0-
                      -----------     -----------    ---------    -----------     -----------    ---------
Diluted EPS           $(6,275,051)      6,408,634    $   (0.98)   $(2,341,237)      1,840,550    $   (1.27)
                      ===========     ===========    =========    ===========     ===========    =========

         IMPACT OF NEW ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), which is effective for all fiscal quarter of all fiscals years beginning after June 15, 2000, as amended by SFAS No. 137. In June 2000, SFAS No. 138 was issued which amended certain provisions of SFAS No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities. In accordance with SFAS No. 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet completed its evaluation of the impact of SFAS No. 133 on its consolidated financial statements. However, the Company does not believe that the implementation of SFAS No. 133 will have a significant effect on its results of operations.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

         FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"), provides guidance for applying APB Opinion No. 25, "Accounting for Stock Issued to Employees". With certain exceptions, FIN No. 44 applies prospectively to new awards, exchanges of awards in a business combination, modifications to outstanding awards and changes in grantee status on or after July 1, 2000. The Company does not believe that the implementation of FIN No. 44 will have a significant effect on its results of operations.

         In December 1999, The SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition Financial Statements" ("SAB No. 101"), which summarizes certain of the SEC staff's views in applying generally accounted principles to revenue recognition in financial statements. The Company will be required to adopt SAB No. 101 during fiscal year 2001. The Company does not believe that the implementation of SAB No. 101 will have a significant effect on its results of operations.

NOTE 3:  OPERATIONS AND LIQUIDITY

         The Company has incurred substantial losses in 1999 and 2000. Until such time that the Company's products and services can be successfully marketed the Company will continue to need to fulfill working capital requirements through the sale of stock and the issuance of debt. The inability of the company to continue its operations, as a going concern would impact the recoverability and classification of recorded asset amounts.

         The ability of the Company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the periods ending December 31, 2000, there is doubt about the Company's ability to continue as a going concern.

         Management believes that its current available working capital, anticipated contract revenues and subsequent sales of stock and or placement of debt instruments will be sufficient to meet its projected expenditures for a period of at least twelve months from December 31, 2000. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

NOTE 4:  ACQUISITION

         WebIPA, Inc. Acquisition

         On February 9, 2000, the Company acquired WebIPA, Inc., a Florida corporation pursuant to an Agreement and Plan of Acquisition dated January 26, 2000. In consideration of receiving all of the issued and outstanding shares of WebIPA Inc., OmniComm issued 1,200,000 restricted shares of common stock to the shareholders of WebIPA Inc.

         The Company accounted for its acquisition of WebIPA under the purchase method of accounting. At the time of the transaction WebIPA was a development stage company with approximately $5,033 in assets and no recorded liabilities.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

NOTE 5:  EQUITY INVESTMENT

         European Medical Network (EMN) Investment, at cost

         On March 20, 2000 the Company entered into a stock purchase agreement under which it agreed to purchase a 25% interest in Medical Network AG EMN, a Swiss company ("EMN"). The agreement, set to close on April 20, 2000, provided that the purchase price for 25% of EMN's stock equity was $838,500 to be paid partly in cash and stock. Two cash payments totaling US $645,000 were to be paid in installments as follows:
         $335,000 on March 20, 2000, upon which EMN would deliver 10% of its stock equity, and $310,000 on April 20, 2000, upon which EMN would deliver the remaining 15% of its stock equity. In addition, the Company was to provide 41,883 shares of restricted common stock to EMN. Pursuant to the terms of the stock purchase agreement, on March 20, 2000, EMN's shareholders entered into an agreement that provided for the Company to have one seat on EMN's board of directors and the right to veto any sale of equity in excess of 49% of the total issued and outstanding equity of EMN.

         On March 20, 2000, the Company paid EMN $335,000, received 10% of EMN's equity and a seat on EMN's board. On April 20, 2000, the Company did not make the second payment of $310,000 or the stock payment of 41,883 shares to EMN and the stock purchase agreement did not close. On July 11, 2000, the Company and EMN agreed to renegotiate the terms of their agreement subject to the Company's success in finding adequate financing. As part of the renegotiation the Company has resigned its seat on EMN's board and offered to sell its 10% interest back to EMN. The Company accounts for its investment in EMN under the cost method of accounting. The Company has established a valuation allowance of $335,000 against its investment in EMN to reflect the uncertainty of the fair market value of the investment as of December 31, 2000.

NOTE 6:  NOTES PAYBLE

         Education Navigator

         As of December 31, 2000, the Company owed $157,500 to the selling stockholders of Education Navigator. The notes are payable over two years and bear interest at 5.51% annually. The amount payable during fiscal 2000 is $177,500. At March 31, 2001 the Company was in default under the terms of the promissory notes governing the debt.

         Short-term Borrowings

         At December 31, 2000 the Company owed $1,115,000 under short-term notes payable. The notes bear interest at rates ranging from 8% to 18%. The average original term of the promissory notes is 64 days. One of the notes is collateralized by common stock owned by an Officer of the Company, the other notes are not collateralized. The note holders were granted stock warrants in the Company at prices ranging from $.50 to $2.25 per share. As of December 31, 2000 the Company was in default on five of the notes with face value amounts of $380,000 and principal owed of approximately $355,000.

         Holders of notes totaling approximately $610,000 have agreed to participate in a private placement of the Company's debt. Accordingly, the notes representing that indebtedness will be converted into one-year 12% convertible notes. The notes are convertible into common stock of the Company at a rate of $0.50 per share.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

NOTE 7:  CONVERTIBLE NOTES

         During the first quarter of 1999, the Company issued Convertible Notes Payable in the amount of $862,500 pursuant to a Confidential Private Placement Memorandum. There were costs of $119,625 associated with this offering. The Company also granted the agent the option to purchase 250,000 common shares at $.001. The agent exercised the option. The net proceeds to the Company were $742,875. The notes bear interest at ten percent annually, payable semi-annually. The notes are convertible after maturity, which is five years, into shares of common stock of the Company at $1.25 per share, including registration rights. As of December 31, 2000 approximately $400,000 of the Convertible Notes had been converted into 320,000 shares of common stock of the Company.

NOTE 8:  COMMITMENTS AND CONTINGENCIES

         The Company currently leases office space requiring minimum annual base rental payments for the fiscal periods shown as follows:

                          2001                 $123,114
                          2002                  103,576
                          2003                        0
                          2004                        0
                          2005                        0
                                               --------
                          Total                $226,690
                                               ========

         In addition, to annual base rental payments, the company must pay an annual escalation for operating expenses as determined in the lease.

         CONTINGENT LIABILITIES

         On or about September 6, 2000, the Company's wholly owned subsidiary, OmniTrial B.V. ("OmniTrial") submitted a petition for bankruptcy protection from the bankruptcy court of the Netherlands. The court appointed a liquidating trustee and the case is still pending. The Company is claiming that certain assets of OmniTrial have been paid for by the Company and therefore should not be part of the liquidating assets of OmniTrial. The bankruptcy trustee has rejected that claim and has told the Company that the assets as part of the OmniTrial bankruptcy estate would be sold to diminish any deficiency of the estate. The Company would like to resolve its disputes with the trustee, but if unable to do so, intends to contest the outstanding matters in the bankruptcy court of the Netherlands.

         On January 26, 2001, a former employee of the Company, Eugene A. Gordon filed a lawsuit in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida alleging breach of his employment contract with the Company. The plaintiff alleges the Company owes him more than $100,000 for back payment of salary per the terms of his employment contract. The Company disputes Mr. Gordon's allegations and is vigorously defending this lawsuit.

         On February 2, 2001, an advertising firm, Wray Ward Laseter filed a lawsuit in the Superior Court of North Carolina. The plaintiff alleges claims totaling approximately $84,160 against the Company for fees associated with advertising, marketing and public relations services provided between March and September 2000. The Company intends to vigorously defend this lawsuit.

         On February 16, 2001, a staffing agency, Temp Art, Inc. filed a lawsuit in the County Court in and for Miami-Dade County, Florida. The plaintiff alleges the Company breached its contract and owes approximately $13,126 for back payment of services rendered plus interest and costs. The Company disputes Temp Art's allegations and is vigorously defending this lawsuit.

         In December 2000, the Company received a demand letter from a former employee for fees owed relating to an advisers agreement between the him and the Company. The demand letter sought $37,500 in the form of past due fees. The former employee later increased his demand to $50,000. After its initial settlement offer was rejected, the Company advised the former employee that it intended to vigorously defend itself against any claims and assert its own claims against him. The Company disputes his allegations and intends to vigorously defend itself should a lawsuit be filed.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

NOTE 9:  RELATED PARTY TRANSACTIONS

         The Company was owed $0 and $3,406 at December 30, 2000 and December 31, 1999, respectively, from a shareholder. The interest rate was 6% annually.

         On July 18, 2000 the Company borrowed $50,000 from Guus van Kesteren a Director of the Company. The promissory note carries an interest rate of 12% per annum and has a maturity date of September 30, 2000. In addition, the Company granted Mr. van Kesteren an option to purchase 20,000 shares of the Company's common stock at a price of $2.25. The promissory note is currently in default and continues to accrue interest at the rate of 12% per annum.

         On December 22, 2000 the Company borrowed $60,000 from Guus van Kesteren a Director of the Company. The promissory note carries an interest rate of 5% per annum and has a maturity date of January 1, 2001. At the Company's request Mr. van Kesteren elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

         On November 22, 2000 the Company borrowed $150,000 from Profrigo, N.V. The promissory note carries an interest rate of 18% per annum and has a maturity date of January 15, 2001. In addition, the Company granted Profrigo an option to purchase 150,000 shares of the Company's common stock at a price of $0.75. The promissory note is currently in default and continues to accrue interest at the rate of 18% per annum.

         On October 26, 2000 the Company borrowed $250,000 from Profrigo N.V. a shareholder of the Company. The promissory note carries an interest rate of 5% per annum and has a maturity date of January 1, 2001. At the Company's request Profrigo elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

         On December 22, 2000 the Company borrowed $50,000 from Profrigo N.V. a shareholder of the Company. The promissory note carries an interest rate of 5% per annum and has a maturity date of January 1, 2001. At the Company's request Profrigo elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

         On August 17, 2000 the Company borrowed $100,000 from Noesis N.V. a shareholder of the Company. The promissory note carries an interest rate of 8% per annum and has a maturity date of January 1, 2001. At the Company's request Noesis elected to convert the promissory note as part of a private placement of debt of the Company. The private placement debt will accrue interest at 12% per annum and is convertible into common stock of the Company at a rate of $0.50 per share on January 31, 2002.

NOTE 10: POST-RETIREMENT EMPLOYEE BENEFITS

         The Company does not have a policy to cover employees for any health care or other welfare benefits that are incurred after employment (post-retirement). Therefore, no provision is required under SFAS's 106 or 112.

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

NOTE 11: STOCK BASED COMPENSATION

         ACCOUNTING FOR STOCK-BASED COMPENSATION

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS No. 123") requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB 25") and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has selected to account for stock-based compensation expense under SFAS No. 123.

         STOCK OPTION PLAN

         In 1998 the Company's Board of Directors approved the OmniComm Systems 1998 Stock Option Plan. (the "1998 Plan"). The Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Phantom Stock Unit Awards and Performance Share Units. Pursuant to the 1998 Plan the Company may grant options to purchase up to 3,000,000 shares of the Company's common stock. The term of each option may not exceed ten years from the date of grant, and options vest in accordance with a vesting schedule established by the plan administrator.

         The Company's share option activity and related information is summarized below:

                                               Year ended December 31,
                                            1999                   2000
                                    --------------------   --------------------
                                                Weighted               Weighted
                                                 Average                Average
                                                Exercise               Exercise
                                     Options     Price      Options      Price
                                    ---------   --------   ---------   --------
Outstanding at beginning of period     50,000   $   1.00   3,502,916   $   1.00
             Granted                3,512,916   $   0.99   1,851,994   $   3.46
             Exercised                    -0-   $   0.00   1,045,894   $   0.30
             Cancelled                 60,000   $   0.60   1,053,010   $   1.97
                                    ---------   --------   ---------   --------
Outstanding at end of period        3,502,916   $   1.00   4,301,900   $   2.15
                                    =========   ========   =========   ========
Exercisable at end of period        1,248,953   $   0.40   1,512,848   $   2.19
                                    =========   ========   =========   ========

         During the second and third quarters of 1999, the Company issued 86,377 and 68,000, respectively, common shares to employees and advisors under its stock bonus arrangement. The Company adopted SFAS 123 to account for its stock based compensation plans. SFAS 123 defines the "fair value based method" of accounting for stock based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. In accordance with this method, the Company recognized expense of $56,145 and $44,200, respectively, during the second and third quarters of 1999, and $41,980 during the third quarter of 2000.

         During 2000 the Company issued an aggregate of 187,330 shares of common stock to employees and advisors with a fair market value as measured on the date of grant of $324,482 for services rendered under employment and consulting agreement. In addition, the Company issued 126,781 shares of preferred stock with a fair market value as measured on the date of grant of $190,172 to a financial advisor in accordance with a consulting agreement.

NOTE 12: OMNITRIAL, B.V. BANKRUPTCY

         OmniTrial B.V., a wholly owned subsidiary of the Company, was incorporated on October 15, 1999, in The Netherlands. On August 28, 2000, the Board of Directors of the Company voted to authorize David Ginsberg, D.O., it's President and Chief Executive Officer, to vote on any resolution pertaining to OmniTrial, including approval of a bankruptcy filing. On August 30,

                             OMNICOMM SYSTEMS, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                                   (Continued)

         2000, the Board of Directors of OmniTrial issued a written consent to apply for bankruptcy, which was instituted in The Netherlands on or about September 6, 2000. A liquidating trustee was appointed and the case is still pending as of this date.

         The Company requested that the bankruptcy trustee return to the Company several computer servers, which the Company claimed it owned separately from OmniTrial. The bankruptcy trustee refused to return the servers and alleged that the Company caused the bankruptcy due to its mismanagement of OmniTrial. The Company is currently attempting to negotiate a settlement with the trustee. If the Company is unable to settle the matter with the trustee, it intends to contest the outstanding matters in the bankruptcy court in The Netherlands.

NOTE 13: INCOME TAXES

         Income taxes are accrued at statutory US and state income tax rates. Income tax expense is as follows:

                                                 12/31/00        12/31/99
                                               -----------     -----------
Current tax expense (benefit):
       Income tax at statutory rates                  $-0-            $-0-
Deferred tax expense (benefit):
       Amortization of goodwill and covenant       (70,640)       (105,243)
       Operating loss carryforward              (2,212,340)       (864,806)
                                               -----------     -----------
                                                (2,282,980)       (970,049)
Valuation allowance                              2,282,980         970,049
                                               -----------     -----------
Total tax expense (benefit)                    $       -0-     $       -0-
                                               ===========     ===========

         The tax effects of significant temporary differences, which comprise the deferred tax assets are as follows:

                                                 12/31/00        12/31/99
                                               -----------     -----------
Deferred tax assets:
Amortization of intangibles                    $   224,302     $   153,662
Operating loss carryforwards                     3,136,089         923,749
       Gross deferred tax assets                 3,360,391       1,077,411
       Valuation allowance                      (3,360,391)     (1,077,411)
                                               -----------     -----------
       Net deferred tax asset                  $       -0-     $       -0-
                                               ===========     ===========

         The Company has net operating loss carryforwards (NOL) for income tax purposes of approximately $8,322,000. This loss is allowed to be offset against future income until the year 2020 when the NOL's will expire. Other timing differences relate to depreciation and amortization for the stock acquisition of Education Navigator in 1998. The tax benefits relating to all timing differences have been fully reserved for in the valuation allowance account due to the lack of operating history and the substantial losses incurred in 2000.